Exhibit 5.1

January 10, 2017

COPsync, Inc. 16415 Addison Road, Suite 300 Addison, Texas 75001

Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
Reference is made to the Registration Statement on Form S-3 (Registration No. 333-212389 (the “Registration Statement”), filed by COPsync, Inc., a Delaware corporation (the “Company”) with the Securities Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the Commission on July 13, 2016.  We are rendering this supplemental opinion in connection with the prospectus supplement, dated January 6, 2017, together with the Company’s prospectus, dated July 13, 2016, as filed the by Company with the Commission pursuant to Rule 424(b)(5) under the Securities Act (the “Prospectus Supplement”), relating to the offering by the Company of 1,772,614 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”).  We understand that the Shares are to be offered and sold in the manner set forth in the respective Securities Purchase Agreements entered into by the Company with the purchasers named in the signature pages thereto (collectively, the “Securities Purchase Agreements”).
In connection with the foregoing, we have examined originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.
Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued and sold by the Company in accordance with the terms of the Securities Purchase Agreements and against receipt of the consideration therefor provided therein, will be validly issued, fully paid and non-assessable.

January 10, 2017

The opinions expressed herein are limited exclusively to the laws of the State of New York, and applicable provisions of the Delaware General Corporation Law, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients concerning, opinions of the type contained herein.
We hereby consent to the incorporation by reference of this opinion to the Prospectus Supplement and the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or legal conclusion or other matters of law.
Very truly yours,
/s/ Harter Secrest & Emery LLP